Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	Coffin Communications Group 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS THIRD-QUARTER RESULTS

•	Quarterly and nine-month revenues both increase 72%

•	Nine-month income from operations improves 403%, to $2.7 million

•	Nine-month net income at $1.2 million, EPS at $0.24 basic, $0.23 diluted

Reno, Nevada – May 12, 2003 – The Sands Regent (NASDAQ: SNDS) today announced financial results for the third quarter and first nine months of its fiscal year 2003.

For the third quarter ended March 31, 2003, the Company reported revenues of $13.0 million, a 72% increase compared to $7.6 million in revenues for the third quarter ended March 31, 2002. Management attributed the solid results to continued benefits of its acquisition of Gold Ranch Casino and RV Resort at the California state line on Interstate 80 near Reno. For the first nine months of fiscal 2003, revenues were $41.5 million, also a 72% increase over the $24.1 million in revenues reported for the first nine months of fiscal 2002, again reflecting primarily the positive effects of the Gold Ranch acquisition.

The Company’s income from operations improved to $194,000 for the third quarter of 2003 from a loss of $(154,000) in the corresponding period of fiscal 2002. Quarterly EBITDAR increased 102% to $1.3 million from $625,000 for the prior-year quarter. For the nine months ended March 31, 2003, income from operations was $2.7 million, a 403% improvement over the $533,000 in income from operations reported for the corresponding nine months of the prior year. EBITDAR was $5.9 million for the first nine months of fiscal 2003, a 96% improvement over the $3.0 million in EBITDAR recorded for the corresponding prior-year period.

For the quarter ended March 31, 2003, the Company reported net income of $77,000, or $0.02 per share basic, $0.01 diluted, versus a loss of $(154,000) or $(0.08) per share in the year-ago quarter. For the nine-month period, the Company reported net income of $1.2 million, or $0.24 per basic share, $0.23 diluted, compared to a net loss of $(163,000), or $(0.04) per share, for the corresponding period of the previous year.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Gold Ranch has performed as strongly as we had hoped in the three full quarters since we acquired it, and we are pleased to see revenues for the Sands Regency remain stable despite soft economic conditions in the feeder markets for the Reno area, competition in the regional gaming and lodging market, increasing competition from Native American gaming operations in California and uncertainties surrounding Operation Iraqi Freedom.”

The Company’s growth strategy continues to include the possibility of acquisitions or other initiatives, especially involving expansion of operations in the Reno area, to contribute to optimal shareholder value.

The Company will hold a conference call on Monday, May 12, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss quarterly and nine-month results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial: (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Monday, May 12 at 12:00 noon PDT, through Monday, May 19 at midnight PDT; call (800) 642-1687 or (706) 645-9291 and enter the conference ID number 479408.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties at PR Newswire’s website, www.prnewswire.com, under the Multimedia News section. To listen to the live call, please go to these websites at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on these sites for 90 days.

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno on Interstate 80, the primary California-to-Reno thoroughfare. Gold Ranch offers approximately 300 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

Statements contained in this release which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time-to-time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

Coffin Communications Group

(818) 789-0100

(financial table follows)

THE SANDS REGENT

FINANCIAL HIGHLIGHTS

(In Thousands except per-share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2003	2002	2003
Net revenues	$7,551	$12,988	$24,068	$41,456
Income (loss) from operations	(154)	194	533	2,679
Net income (loss)	(379)	77	(163)	1,177
Interest expense	270	290	843	958
Income loss tax provision (benefit)	(203)	35	(110)	610
Loss on disposal of property and abandonment of new project	183	—	119	146
Gain on sale of subsidiaries (1)	—	(205)	—	(205)
Rent and management fees	—	186	—	558
Depreciation and amortization	754	878	2,316	2,638

EBITDAR (2)	625	1,261	3,005	5,882
Earnings per share
Basic	(0.08)	0.02	(0.04)	0.24
Diluted	(0.08)	0.01	(0.04)	0.23

(1)	The Company realized a $205 thousand gain stemming from its December 1998 sale of the Copa Casino in Gulfport, Mississippi. The accounting treatment of this gain is consistent with the Company’s initial decision to record a net note receivable of only $2.3 million, an amount equal to its net investment in the Copa at the time of the sale. The original amount of the note was for $8.0 million and the unpaid balance as of March 31, 2003, was $5.6 million. The note is non-interest bearing and require the Copa to pay to the Company monthly the greater of 2% of its gross gaming revenues, or $15 thousand, until paid in full. The Company believes it has perfected a lien on the newly remodeled Copa Casino, and since the deal was finalized, monthly payments have been timely and well in excess of the minimum. Based on recent payments, the Company projects it will take between 6-8 years to collect on this note. However, as of the date of this report, because of competitive, regulatory, environmental, and other unknown potential risks facing the current operators of the Copa, the Company will continue to record gains only as payments are received.

(2)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Historically, the Company reported “EBITDA” data. With the Gold Ranch acquisition, which includes a substantial real property rent component, the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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